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EXHIBIT 10.10

                             SUB-LICENSE AGREEMENT

            This SUB-LICENSE AGREEMENT ("Agreement") is made as of May 27, 1999, between Y.S. LABORATORIES, INC. ("Y.S.") and FOUNTAIN PHARMACUTICALS, INC. ("Fountain").

            WHEREAS, Fountain desires to sub-license certain proprietary information, technology and patents including solutions, ointments, creams and lotions, and particular ingredients utilized to develop such products. The particular proprietary information, technology and patents (hereinafter "the Technology") are more fully detailed in Patents numbered 5,015,474 and 5,248,501 previously issued to Francis W. Parnell, M.D., and assigned to Parnell Pharmaceuticals, Inc. ("Parnell") by virtue of assignments on or about March 26, 1990 and March 11, 1991. The Patents are attached hereto as Exhibit "A." Parnell entered into a License Agreement with Y.S. on or about March 20, 1993, which granted a non-exclusive, transferable world-wide license to make, modify and sell certain products using Parnell's proprietary information and technology, and effective May 1, 1999 Parnell entered into a First Amendment to the License Agreement which granted an exclusive, transferable, worldwide license, with rights to manufacture, modify and sell Products for use as topical epidermal skin care products, including products for lips and skin, that utilize Parnell's proprietary information, technology, and the Patents described above. (The License Agreement and the First Amendment to License Agreement are collectively referred to hereafter as "the License Agreement" and are attached as Exhibit "B.")

         1. Representations and Warranties.

            A. Y.S. is a validly formed Delaware corporation in good standing and properly capitalized to carry on its business purposes. Y.S. represents and warrants that it lawfully and properly acquired the Technology from Parnell by virtue of the License Agreement, previously referenced as Exhibit "B" herein, and the terms of which are incorporated in this Sub-License Agreement.

            B. Y.S. further represents and warrants that it has the right to grant a sub-license to Fountain to use the Technology for purposes of manufacturing, modifying and selling Products for use as topical epidermal skin care products, including products for lips and skin, that utilize the Technology (collectively the "Licensed Uses"), and such sub-license does not conflict with the rights of any third parties, including rights regarding the Technology or any contracts or agreements arising hereunder. Y.S. further represents and warrants that Y.S. does not currently license the Technology of the Patents to any third parties for the Licensed Uses. Y.S. acknowledges that Fountain is relying upon the representations of Y.S. in connection with this Agreement and in expending substantial financial and human resources to test-market the Yerba Santa products and to enter into any market channel as defined in Paragraph 2.D., herein.

            C. Y.S. agrees to defend, indemnify and hold harmless Fountain in connection with any claims brought by or against Fountain or any damages which Fountain may




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suffer (including legal fees) by virtue of any claim that this sub-license violates the rights of a third party or the parties to this Agreement. Francis
W. Parnell, M.D. and Diana Parnell, M.D., jointly and severally and as the owners of all of the outstanding shares of stock of Y.S., personally agree to defend, indemnify and hold harmless Fountain in connection with any claims brought by or against Fountain or any damages which Fountain may suffer (including legal fees) by virtue of any claim that this sub-license violated the rights of a third party or parties to this Agreement; provided however, Francis Parnell's and Diana Parnell's maximum obligation to pay costs of defense, indemnification, and holding Fountain harmless is an aggregate of the dollar amount equal to the amounts paid by Fountain to Y.S. pursuant to this Agreement.

         2. Terms of Sub-License.

            A. Pursuant to the terms of this Sub-License Agreement, Y.S. grants to Fountain an exclusive license, within the territory of the United States of America ("the Territory"), to use the Technology for the Licensed Uses.

            B. There shall be no further licensing of the Technology or patents to any third parties for the Licensed Uses within the Territory absent the express written consent of Fountain.

            C. Fountain is granted this Sub-License for use of the Technology for the Licensed Uses within the Territory for a period of eighteen months from the date of the execution of this Sub-License Agreement. The parties agree that within such initial eighteen month time frame, Fountain at its sole election, may elect to extend the time period of this License for an additional six months to complete its pursuit of test market activities in order to test the viability and marketability of Fountain's proposed Yerba Santa products. Fountain's election to extend the period of the License for an additional six months shall be effective upon the condition that Fountain has, during the first eighteen months of the term of this Sub-License Agreement expended a material amount of funds and/or resources in a test market for the specific marketing channel. In consideration for the instant sub-license, Fountain shall pay to Y.S. $100,000 upon Y.S.' execution of this Agreement and for Fountain's exclusive right to test the viability of the Yerba Santa skin care concept in the following marketing channels: direct response/infomercial, aesthetician, multi-level, physician (all specialty and retail).

               In addition to the $100,000 payment, Fountain shall pay to Y.S. a royalty of eight percent (8%) of the net sales of Fountain Products using the Licensed Technology in pursuit of the test market activities. The royalty payments shall be as provided in Paragraph I of this Section 2. Fountain acknowledges that Y.S. will continue to use the Technology for the manufacture and selling of products directly to the physician market and in connection with direct response advertisements in print, cable television, and electronic commerce to further foster its existing skin care business and clinic.

            D. In the event, based upon Fountain's market studies, Fountain elects to enter the U.S. market with respect to the above-referenced marketing channels, Fountain agrees to pay Y.S. $100,000 for each such market channel selected as an advance against royalties. Additionally, upon making the election to enter a marketing channel, Fountain shall grant to Y.S.




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an option to purchase one percent (1%) of the outstanding shares of Fountain for each such market channel selected for expansion. Such option shall be based upon one percent (1%) of the issued and outstanding stock of Fountain as of the date such election to enter the particular marketing channel is made by Fountain and shall be at a share price as of the close of trading on the particular day in which such election is made. In the event no such shares of Fountain were traded as of that date, the applicable option price shall be based upon the last effectuated trade of Fountain shares. Additionally, any such options awarded under the provisions of this Sub-License Agreement shall be consistent with Fountain's stock option plan which shall be provided to Y.S. prior to the execution of the instant Sub-License Agreement. Fountain will promptly notify Y.S. upon making the election to enter into each marketing channel.

            E. In the event Fountain does not elect to enter a particular market channel within eighteen months of the execution of this Agreement, or any extension, Fountain's license to use the Technology in connection with the particular market channel expires and the remaining rights for the use of Technology and marketing of products to the particular marketing channel shall revert back to Y.S.

            F. In the event Fountain properly elects to enter a particular marketing channel, and pays such advance in accordance with the terms of this Agreement and issues the necessary stock options, Fountain shall have the exclusive right to extend the term of this Sub-License Agreement for the applicable marketing channel for a term expiring with the latest expiration of Patents numbered 5,015,474 and 5,248,501, whichever patent expires latest. This Sub-License Agreement is subject to early termination for each marketing channel, in the sole discretion of Y.S., if Fountain fails to pay the minimum annual royalties as described in Paragraph H of this Section 2.

            G. For each such marketing channel elected and entered into by virtue of the terms of this Sub-License Agreement, Fountain will pay to Y.S. a royalty on net sales during the term of this Agreement according to the following schedule. Eight percent (8%) on the first $10,000,000 of net sales; seven percent (7%) on sales of $10,000,001 to $20,000,000; six percent (6%) on sales of $20,000,001 to $30,000,000; and five percent (5%) on any such net sales in excess of $40,000,000. Net sales shall be defined under this Agreement as the gross amount invoiced for products, less normal and customary trade quantity, cash discounts permitted or paid, credits and allowances granted on account of price adjustments, billing errors or rejection or return of goods, commissions allowed or paid to brokers or agents and any taxes, customs or duties imposed in connection with the sale and shipment of such product, sales tax, transportation charges or any other such charges specifically and directly relating to the sale and distribution of the product.

            H. In connection with each market channel elected for national expansion by Fountain, Fountain agrees to pay Y.S. a minimum annual royalty of $25,000 per calendar year for the market channel selected.

            I. Royalty payments as described in Paragraphs C, G, and H, shall be made in U.S. Dollars on a calendar quarterly basis within forth-five days after the end of each calendar quarter. In connection with all royalty payments, Fountain shall furnish to Y.S. a statement




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reflecting royalty payments made during the preceding quarter. Y.S. shall have the right, at its expense, to inspect or have its authorized representative inspect the books and records of Fountain upon a reasonable amount of advanced notice and, in any event, not to exceed one time during any twelve month period of the existing Sub-License Agreement. In the event that any inspection by Y.S. established that any calendar quarter payment due to Y.S. has been underpaid, Fountain shall promptly pay to Y.S. the amount of the underpayment together with 10% interest from the due date to the date of payment; and, if the underpayment is 5% or more of the total calendar quarter payment actually due, Fountain shall pay to Y.S. all reasonable expenses incurred in the inspection of the books and records of Fountain, establishing the amount of underpayment, and the cost of collection including reasonable attorneys fees and accounting fees. Likewise, in the event that any inspection by Y.S. confirms that Y.S. was property paid, Y.S. shall pay to Fountain all reasonable expenses incurred by Fountain in connection with establishing that the proper amount was paid to Y.S., including reasonable attorneys' fees and accounting fees.

            J. Moreover, Y.S. acknowledges that any payments due Parnell under the terms of the License Agreement are the sole responsibility of Y.S. and that Fountain shall have no obligation, express, implied or otherwise, to remit any sum to Parnell. Further, Y.S. represents and warrants that it shall continue to make all contractually required payments to Parnell under the terms and conditions of the License Agreement. In the event Y.S. fails to make all contractually required payments to Parnell under the terms and conditions of the License Agreement, Y.S. shall promptly notify Fountain of such failure and provide Fountain with the opportunity to cure any default and either seek reimbursement from Y.S. or set-off any such amount advanced against future royalty payments. Moreover, Y.S. shall provide notice to Fountain of any claim by any property which impacts Fountain's exclusive rights as granted by the terms of this Agreement.

            K. In the event either party fails to perform the material obligations hereunder and does not correct its failure within thirty days after written notification for any such material breach, the non-breaching party may upon thirty days written notice terminate this Sub-License Agreement and any rights conferred thereunder.

         3. General Provisions

            A. This Sub-License Agreement supersedes all prior understandings and agreements between them. This Sub-License Agreement may only be made in writing and executed by all the parties hereto and shall be governed by the laws of the State of California.

            B. In connection with any disputes involving this Sub-License Agreement, the parties agree that any such dispute shall be resolved before and pursuant to the rules and provisions of the Judicial Arbitration Mediation Services ("JAMS"). Any such dispute shall be heard in San Francisco, California. The Arbitrator will have the discretion to determine a prevailing party in the proceedings, and to award to the prevailing party reimbursement of reasonable attorneys' fees and costs from the other party.




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            C. The parties hereto acknowledge that the terms of this Agreement shall be binding upon them, their predecessors, successors and assigns.


                                              Y.S. LABORATORIES, INC.


Dated: May 27, 1999                           /s/  Francis W. Parnell, M.D.
                                              ----------------------------------
                                              By:  Francis W. Parnell, M.D.
                                              Its: President


                                              FOUNTAIN PHARMACEUTICALS, INC.


Dated: May 27, 1999                           /s/  Gerald T. Simons
                                              ----------------------------------
                                              By:  Gerald T. Simmons
                                              Its: President/CEO



















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